Exhibit 99.1

Crumbs Bake Shop, Inc. Completes $5 Million

Senior Secured Credit Facility

NEW YORK – January 22, 2014 – Crumbs Bake Shop, Inc. (“Crumbs”) (NASDAQ: CRMB), the largest cupcake specialty store chain in the U.S., today announced the closing of a $5 million senior secured credit facility. The lender, Oklahoma-based Fischer Enterprises, has funded an initial $3.5 million and has committed to funding an additional $1.5 million on or before April 1, 2014. The combined proceeds will be used to implement the new business plan that Crumbs has been developing over the last two quarters. This plan focuses on aggressively developing a licensing program, strategically adding franchised stores to complement Crumbs’ successful company-owned stores and the ongoing initiative of closing or co-branding existing stores that are currently unprofitable.

Fischer Enterprises is the owner of Dippin’ Dots, L.L.C. (www.dippindots.com), the maker of the iconic flash frozen ice cream and treats. Crumbs and Dippin’ Dots intend to explore possible synergies that will be created in the areas of co-branding, cross-branding and distribution.

“We are thrilled to work closely with Fischer Enterprises as Crumbs begins the next phase of the growth and evolution of the brand,” said Edward Slezak, interim Chief Executive Officer and General Counsel of Crumbs Bake Shop, Inc. “This transaction, coupled with Fischer Enterprises’ experience and expertise in franchising, will be instrumental as we execute our new business plan.” Slezak went on to add, “We will provide greater detail about the aforementioned business plan during our fourth quarter earnings call.”

“We view our investment in Crumbs as a unique opportunity to work with a well-known company with a recognized brand name and established customer base,” said Scott Fischer, C.O.O., Fischer Enterprises. “We believe that joining forces with Crumbs will allow us to create opportunities that could result in a win-win situation for both Crumbs and Dippin’ Dots. The areas of operation and sales concepts for the two companies are complementary and thereby could potentially result in increased market exposure for both.”

About Crumbs Bake Shop:

The first Crumbs Bake Shop opened in March 2003 on the Upper West Side of Manhattan and is well known for its innovative and oversized gourmet cupcakes. The Company currently has 69 locations in 12 states and the District of Columbia.

Forward Looking Statements:

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" MADE IN RELIANCE UPON THE SAFE HARBOR PROVISIONS OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; WEATHER RELATED EVENTS; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

Investor Relations Contact:

For Crumbs Bake Shop

Ronda Kase

rkase@crumbs.com, 410-673-1220 ext. 405

Media Inquiries Contact:

For Crumbs Bake Shop

Shanna Goldstone

sgoldstone@crumbs.com, 646-278-6079

For Fischer Enterprises

Brent Gooden

bgooden@goodengroup.com, 405-818-1900